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                                                                Exhibit 2.4

       THIRD AMENDMENT TO LONGO CONSTRUCTION STOCK PURCHASE AGREEMENT

    THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT dated November     , 1997
(the "Third Amendment"), by and among Robert J. Longo (the "Seller"), Compost America Holding Company, Inc. (the "Purchaser") and R. J. Longo Construction Co., Inc. (the "Corporation") amending and supplementing that certain Stock Purchase Agreement dated as of September 17, 1997, as amended by that certain First Amendment to Stock Purchase Agreement dated as of September 30, 1997 and that certain Second Amendment to Stock Purchase Agreement dated as of October 31, 1997 (collectively, the "Agreement") by and among the Seller, the Purchaser and the Corporation. Terms defined in the Agreement are used herein as therein defined unless otherwise defined herein.

                                     WITNESSETH:

    WHEREAS, the Seller, the Purchaser and the Corporation previously entered into the Agreement and now wish to amend certain provisions of the Agreement in order to facilitate in an orderly fashion the consummation of the purchase of the Seller's common stock of the Corporation identified in the Agreement (the "Stock").

    NOW, THEREFORE, in consideration of the mutual covenants, agreements and representations and warranties contained in this Second Amendment and intending to be legally bound hereby, the parties hereto agree as follows:

    1. Schedule 1.03(a) of the Agreement shall be, and hereby is, deleted in its entirety and shall be of no further force or effect and is replaced by Schedule A attached hereto and made a part hereof. Any reference to Schedule 1.03(a) in the Agreement or in any related documents from and after the date hereof shall mean the attached Schedule A.

    2. Schedule 2.02 of the Agreement shall be, and hereby is, amended to add the following:

    "Waiver and release of guaranty of Longo Puerto Rico, Inc. by Charter Financial, Inc."

    3. Schedule 3.01(b) of the Agreement shall be, and hereby is, amended to add the following:

        "Maryland- not in good standing for failure to file 1997 personal property return.

    Tennessee-revoked on December 12, 1985 for failure to pay taxes.

    Texas-not in good standing for failure to file annual franchise report due on May 15, 1997."


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    4. Schedule 3.05 of the Agreement shall be, and hereby is, amended to add the following:

    "Waiver and Consent of Charter Financial, Inc."

    5. Schedule 3.07(a) of the Agreement shall be, and hereby is, amended to add the following:

    "Multiemployer plans required to be maintained pursuant to the following collective bargaining agreements:

   Local 945, IB of T, AFL-CIO (N.J.)
   International Union of Operating Engineers AFL-CIO Local 825 (N.J.) International Union of Operating Engineers A.F. of L.-C.I.O. Local 542 (PA)

   Potential withdrawal liability of approximately $7,000 under the multiemployer plan of the Operating Engineers Local No. 825 Pension Fund.

    6. To the extent that Section 4.03 of the Agreement is inconsistent with the capitalization provisions contained in paragraph 3.03 of Schedule A to this Third Amendment, paragraph 3.03 of Schedule A shall control.

    7. Schedule 4.03 of the Agreement shall be and hereby is, further amended to add the following:

    "That certain Stockholders Agreement dated November 3, 1997 by and among Compost America Holding Company, Inc., Wasteco Ventures Limited, Robert J. Longo, Roger E. Tuttle, John B. Fetter, Robert E. Wortmann, Victor D. Wortmann, Sr., VRH Construction Company, Select Acquisitions and Alfred Rattie".

    8. Section 4.04 of the Agreement shall be and hereby is, amended in its entirety to read as follows:

    "4.04 No Brokers. Except with respect to fees payable by the Purchaser to Quirk Carson Peppet Inc. and Andersen, Weinroth, & Co., L.P., neither the Purchaser nor any of its officers, directors, employees or shareholders has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement."

    9. Except as amended and supplemented by this Third Amendment, the Agreement is ratified and confirmed in all respects.

    IN WITNESS WHEREOF, the parties have duly executed this

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Third Amendment as of the date and year first above written.


                        -------------------------
                        Robert J. Longo

                        R. J. Longo Construction Co., Inc.


                        By:
                           ----------------------

                        Compost America Holding Company, Inc.


                        By:
                           ----------------------